EXHIBIT A

                            JOINT FILING AGREEMENT

    The undersigned persons acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.


Dated:  February 8, 1999

Advantus Capital Management, Inc.

/s/ William N. Westhoff

__________________________________________________
By:  William N. Westhoff
Name and Title:  President


Minnesota Life Insurance Company


/s/ Dianne Orbison

_________________________________________________
By:  Dianne Orbison
Name and Title:  Second Vice President